                                                      --------------------------
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                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires:  October 31, 1994
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                                                      hours per form ..... 14.90
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 3)*

                             Indiana Energy, Inc.
- --------------------------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock, No Par Value
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  454707 10 0
            --------------------------------------------------------
                                (CUSIP Number)

                 Stephen J. Hackman, Ice Miller Donadio & Ryan
                        One American Square, Box 82001
                 Indianapolis, Indiana  46282  (317) 236-2100
- --------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 July 31, 1990
            --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule l3D, and is filing this schedule because of Rule l3d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule l3d-l(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Total pages:    55
             --------
                                                                SEC 1746 (12-91)

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                    PAGE 2 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mary F. Hulman
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S.A.
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF              125,787

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,903,344
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               125,787

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,903,344
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,029,131

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.0%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                    PAGE 3 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mari H. George
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S.A.
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                            208,889
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,907,844
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING               208,889

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,907,884
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,116,733
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      9.4%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                    PAGE 4 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Hulman and Company
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S.A.
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          1,517,341
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             168,605
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          1,517,341
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          168,605
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,685,946
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.4%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                  PAGE 5 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Anton H. George
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S.A.
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                              5,722
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,903,344
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                              4,940
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,903,344
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,909,066
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      8.5%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                    PAGE 6 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Laura K. George
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S.A.
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                                 5,722
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY               1,903,344
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                                  4,941
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                           1,903,344
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,909,066
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      8.5%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                    PAGE 7 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Katherine M. George
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S.A.
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                                 6,649
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,685,946
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                                6,649
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,685,946
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,692,595
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.5%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                    PAGE 8 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nancy L. George
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S.A.
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                                7,406
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY              1,685,946
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                                 7,406
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            1,685,946
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,693,352
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.5%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                     PAGE 9 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Terrell W. Gunter
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S.A.
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      -0-
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      -0-
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                    PAGE 10 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      M. JOSEPHINE GEORGE
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S.A.
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                              4,933
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,685,946
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                              4,933
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,685,946
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,690,879
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.5%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 11 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Steve Krisiloff
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      U.S.A.
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          - 0 -
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             - 0 -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          - 0 -
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          - 0 -
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      - 0 -
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      - 0 -
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 12 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Grace Hulman Descendants Trust for the benefit of the
      Descendants of Grace Hulman
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          25,168
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             - 0 -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          25,168
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          - 0 -
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      25,168
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.1%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                   ---------------------
  CUSIP NO. 454707 10 0                                    PAGE 13 OF 55 PAGES
- -----------------------                                   ---------------------

- -------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Anton Hulman Grandchildren Trust for the benefit of M. Josephine George
- -------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                      (a) [_]
                                                                        (b) [X]
- -------------------------------------------------------------------------------
      SEC USE ONLY
 3

- -------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- -------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                 [_]

- -------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- -------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          2,472
      SHARES       ------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   ------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             2,472

      PERSON       ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
- -------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,472
- -------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                            [_]
- -------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 0.1%
- -------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 14 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Anton Hulman, Jr. Real Estate Trust for the benefit of the
      Descendants of Anton Hulman, Jr.
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          11,443
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          11,443
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      11,443
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 0.1%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 15 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Anton Hulman, Jr. Grandchildren Trust for the benefit of
      Katherine M. George
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          760
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          760
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      760
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 01.%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 16 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Anton Hulman, Jr. Grandchildren Trust for the benefit of
      Nancy L. George
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      -0-
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      -0-
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                    PAGE 17 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Anton Hulman, Jr. Grandchildren Trust for the benefit of
      Anton H. George
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            2,464

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             2,464

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,464

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 0.1%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 18 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Grace Hulman Trust for the benefit of Mari H. George and the children of Mari H. George
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                               1,443
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY                 -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                               1,443
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                              -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,443
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 0.1%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 19 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Grace Hulman Estate Trust for the benefit of the
      Descendants of Grace Hulman
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                              17,216
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY                 -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                             17,216
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                              -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      17,216
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 0.1%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 20 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Grace Hulman Real Estate Trust for the benefit of the
      Descendants of Mari H. George
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          4,443
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          4,443
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      4,443
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 0.1%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 21 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      T. Rigasco Trust for the benefit of the
      Descendants of Anton Hulman, Jr.
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                            430,653
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY               -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                            430,653
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      430,653
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.9%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 22 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mary F. Hulman Charitable Trust - II
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                             4,500
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY               -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                            4,500
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      4,500
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 0.1%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 23 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nettie B. Fendrich Trust
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                            10,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY                -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                            10,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                             -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      10,000
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 0.1%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 24 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J. R. Cloutier Trust
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                             25,056
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY               -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                            25,056
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                            -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      25,056
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.1%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454070 10 0                                    PAGE 25 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mary Hulman Descendants Trust
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          1,953
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             1,953

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,953

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      Less than 0.1%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 26 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Rose-Hulman Institute of Technology
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          217,398
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          217,398
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      217,398
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.0%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
- ------------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
- -----------------------                                  ---------------------
  CUSIP NO. 454707 10 0                                   PAGE 27 OF 55 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Indiana Gas & Chemical Corporation
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (a) [_]
                                                                       (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                [_]

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      IN
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          168,605
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          168,605
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      168,605
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.7%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
- ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
                                AMENDMENT NO. 3
                                ---------------


          The following information updates and revises the material contained in the original Schedule 13D report, filed August 10, 1990 (the "Original 13D"), Amendment No. 1 to the Original 13D, filed August 28, 1990 ("Amendment One"), and Amendment No. 2 to the Original 13D, filed November 20, 1990 ("Amendment Two"), by certain members of the Anton Hulman, Jr. family, certain corporations controlled by them, certain trusts established for their benefit and certain other persons with personal or business relationships with the family (collectively, the "Reporting Persons" and individually, a "Reporting Person") relating to the shares of Common Stock, no par value (the "Shares") of Indiana Energy, Inc. ("IEI"). Page references used herein refer to the sequential numbering system of the Original 13D, Amendment One or Amendment Two, as the case may be, unless otherwise noted. All share information in this Amendment has been adjusted to reflect the three-for-two split of the Shares effected in October 1993.

          ITEM 1.  SECURITY AND ISSUER.

          The equity securities to which this statement relates is the Common Stock, no par value, of Indiana Energy, Inc., an Indiana corporation, with principal executive offices at 1630 North Meridian Street, Indianapolis, Indiana 46202-1496.

          ITEM 2.  IDENTITY AND BACKGROUND.

          (a-c), (f) The persons filing this statement are certain members of the Anton Hulman, Jr. family, certain corporations controlled by them, certain trusts established for their benefit and certain other persons with personal or business relationships with the family (collectively, the "Reporting Persons" and individually, a "Reporting Person"). Although not all Reporting Persons beneficially own shares of IEI Common Stock, each Reporting Person has entered into an agreement with IEI which, among other things, restricts purchases and sales of IEI shares by the Reporting Person, contains certain provisions relating to the voting of IEI shares held by the Reporting Person and provides for representation of the Reporting Persons on IEI's Board of Directors. See
Item 6.

          Schedule A, attached hereto and incorporated herein by reference, sets forth the name, business address, present principal occupation or employment and the name, principal business and address of any corporation or organization in which such employment is carried on, and citizenship of each Reporting Person and each director, executive officer and controlling person of each Reporting Person that is a corporation. Anton H. George is a member and Mary F. Hulman is a member emeritus of a committee that makes decisions with respect to the voting and disposition of certain shares held by Rose-Hulman Institute of Technology ("Rose-Hulman"), including the Shares of IEI held by Rose-Hulman. Mari H. George and Anton H. George are members and Mary F. Hulman is a member emeritus of the Board of Managers of Rose-Hulman ("Board of Managers") which oversees the committee referred to above. None of Mrs. Hulman, Mrs. George or Mr. George derives any direct or indirect pecuniary benefit from the shares held by or for the benefit of Rose-Hulman, and each disclaims beneficial ownership of all such shares.

          The Reporting Persons other than the Nettie B. Fendrich Trust and the Mary Hulman Descendants Trust have entered into an Agreement, which is attached to the Original 13D as

Exhibit 1 and incorporated herein by reference, stating that this Schedule and any amendments hereto filed by any Reporting Person shall be deemed to be filed by all Reporting Persons. The Anton Hulman, Jr. Real Estate Trust, Nettie B. Fendrich Trust and the Mary Hulman Descendants Trust have entered into a similar agreement included as an exhibit hereto and incorporated herein by reference.

          None of the persons named in this Item 2 or on the attached Schedule A has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation with respect to such laws.

          ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          Of the shares reported in this statement, 2,502,776 shares were acquired by the Reporting Persons identified in Item 5 in two related transactions pursuant to which IEI acquired Terre Haute Gas Corporation and Richmond Gas Corporation. Of the remaining shares, 296,742 shares were acquired for investment in unrelated market transactions prior to 1989 in varying amounts by Mary F. Hulman, Mari H. George and the Mary F. Hulman Charitable Trust and 781 shares were acquired by Anton H. George after 1990 through participation in the IEI Directors' Restricted Stock Plan in payment for his service on the Board of Directors of IEI.

          On July 31, 1990, as part of a tax-free reorganization, Indiana Gas & Chemical Corporation ("IGCC") transferred all of the outstanding shares of the Common Stock of Terre Haute Gas Corporation to IEI in exchange for 2,728,684 shares of IEI Common Stock and $5,153,715.40 in cash. Ten percent of the IEI shares and a like percentage of the cash received by IGCC in the transaction was placed in escrow for two years to provide for certain contingencies specified in an escrow agreement dated July 31, 1990 among IEI, IGCC, Merchants National Bank & Trust Company of Indianapolis ("Merchants") and Anton H. George as representative of the shareholders of IGCC (the "Terre Haute Escrow Agreement"), attached to the Original 13D as Exhibit 2.

          As part of the reorganization, IGCC adopted a Plan of Complete Liquidation and Dissolution (the "Plan of Liquidation") requiring it to cease the active conduct of its business, wind up its business affairs, sell its properties, pay or provide for payment of its creditors and distribute any remaining property or assets to its shareholders. On July 31, 1990, in pursuance of the Plan of Liquidation, IGCC distributed 2,100,000 IEI shares, (plus cash in lieu of fractional IEI shares) and all of its rights in the escrowed property pro rata to its shareholders. Certain of the Reporting Persons are shareholders of IGCC and received all or a portion of their IEI shares as part of this initial distribution.

          No claims were made under the Terre Haute Escrow Agreement prior to the end of the escrow period and all of the property held pursuant thereto was distributed to IGCC's shareholders in August 1992.

          Also on July 31, 1990, IEI Acquisition Corp., a wholly-owned subsidiary of IEI was merged with and into Richmond Gas Corporation. In the merger, shares of Richmond Gas Corporation Common Stock were converted into the right to receive $181.31573 in cash or shares of IEI Common Stock (based on an exchange price of $20.20 per IEI share) at the election of the holder. Ten percent of the consideration received by each shareholder of Richmond Gas Corporation was placed in escrow for two years to provide for certain contingencies specified in an escrow agreement dated July 31, 1990, among IEI, Richmond Gas Corporation, Merchants and Anton H. George as representative of the shareholders of Richmond Gas Corporation (the "Richmond Escrow Agreement"), attached to the Original 13D as Exhibit 3. Certain of the Reporting Persons were shareholders of Richmond Gas Corporation and received all or a portion of their IEI shares as a result of the merger. No claims were made under the Richmond Escrow Agreement prior to the end of the escrow period and all of the property held pursuant thereto was distributed to the former Richmond Gas Corporation shareholders in August 1992.

          On June 2, 1994, the Nettie B. Fendrich Trust and the Mary Hulman Descendants Trust purchased 10,000 shares and 1,953 shares, respectively, from IGCC at a price of $19.35 in cash from funds the trusts had on hand.

          ITEM 4.  PURPOSE OF THE TRANSACTION.

          The reported shares were acquired in connection with the transactions described in Item 3 and are held for investment purposes. Each of the Reporting Persons has entered into or agreed to be bound by an agreement with IEI (the "Standstill Agreement") preventing the Reporting Person from acquiring any additional IEI shares (with certain exceptions) and restricting the Reporting Person's ability to dispose of IEI shares. See Item 6. Subject to the limitations in the Standstill Agreement, any Reporting Person may dispose of some or all of such person's IEI shares or may acquire additional IEI shares from time to time, depending upon price and market conditions, alternative investment opportunities and other factors. The Standstill Agreement, which has a term of ten years from its effective date, also gives the Reporting Persons the right to designate one person for election to the Board of Directors of IEI and obligates IEI to recommend a person designated by the Reporting Persons for election to the IEI Board at each annual shareholder's meeting at which the original designee's term expires. The Reporting Persons have designated Anton
H. George for election to the IEI Board.

          Other than as set forth above, none of the Reporting Persons have any present plans or proposals which may relate to or would result in (a) the acquisition or disposition of additional securities of IEI by any person; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving IEI or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of IEI or any of its subsidiaries; (d) any change in the present Board of Directors or management of IEI, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board; (e) any material change in the present capitalization or dividend policy of IEI; (f) any other material change in IEI's business or corporate structure; (g) changes in IEI's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of IEI by any person; (h) causing a class of securities of IEI to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of IEI becoming eligible for termination of a registration pursuant to section 12(g)(4) of the Securities Exchange Act of 1934 as amended; or (j) any action similar to any of those enumerated above.

          ITEM 5.  INTEREST IN SECURITIES OF ISSUER.

          (a-b) The following table sets forth, as of the close of business on June 29, 1994, the aggregate number and percentage of IEI Common Stock beneficially owned by each Reporting Person. Each person has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares indicated unless otherwise set forth in the notes to the table.


                                                              Percentage
          Person                          Number of Shares     of Class
          ------                          ----------------     --------

Mary F. Hulman                            2,029,131    (1)         9.0%

Mari H. George                            2,116,733    (2)         9.4%

Hulman and Company                        1,685,946    (3)         7.4%

Anton H. George                           1,909,066    (4)         8.5%

Laura K. George                           1,909,066    (5)         8.5%

Katherine M. George                       1,692,595    (6)         7.5%

Nancy L. George                           1,693,352    (7)         7.5%

Terrell W. Gunter                              None                ---

M. Josephine George                       1,690,879    (8)         7.5%

Steve Krisiloff                                None                ---


Grace Hulman Descendants Trust for           25,168                0.1%
the benefit of the Descendants of
Grace Hulman

Anton Hulman, Jr. Grandchildren               2,472                (9)
Trust for the benefit of M. Josephine
George

Anton Hulman, Jr. Real Estate Trust                 11,443           (9)
for the benefit of the Descendants of
Anton Hulman, Jr.

Anton Hulman, Jr. Grandchildren                        760           (9)
Trust for the benefit of Katherine M.
George

Anton Hulman, Jr. Grandchildren                        None          ---
Trust for the benefit of Nancy L.
George

Anton Hulman, Jr. Grandchildren                      2,464           (9)
Trust for the benefit of Anton H.
George

Grace Hulman Trust for the benefit                   1,443           (9)
of Mari H. George and the Children
of Mari H. George

Grace Hulman Estate Trust for the                   17,216           (9)
benefit of the Descendants of Grace
Hulman

Grace Hulman Real Estate Trust for                   4,443           (9)
the benefit of the Descendants of
Mari H. George

T. Rigasco Trust for the benefit of                430,653           1.9%
the Descendants of Anton Hulman,
Jr.

Mary F. Hulman Charitable                            4,500           (9)
Trust - II

Nettie B. Fendrich Trust                            10,000           (9)

J.R. Cloutier Trust                                 25,056           0.1%

Mary Hulman Descendants Trust                        1,953           (9)

Rose-Hulman Institute of                           217,398           1.0%
Technology

Indiana Gas & Chemical Corporation                 168,605          0.7%


(1) Includes 1,517,341 shares held by Hulman and Company as to which Mrs. Hulman, as a director of Hulman and Company, may be deemed to share voting power and investment power; 168,605 shares held by Indiana Gas & Chemical Corporation as to which Mrs. Hulman, as a director of Hulman and Company, may be deemed to share voting power and investment power; and 217,398 shares held by Rose-Hulman as to which Mrs. Hulman, as a member emeritus of the Board of Managers and the Investment Management Committee of the Board of Managers of Rose-Hulman (the "Rose-Hulman Investment Committee"), may be deemed to share voting power and investment power and as to which she disclaims beneficial ownership.

(2) Includes 1,517,341 shares held by Hulman and Company as to which Mrs. George, as a director of Hulman and Company, may be deemed to share voting power and investment power; 217,398 shares held by Rose-Hulman as to which Mrs. George, as a member of the Board of Managers of Rose-Hulman, may be deemed to share indirect voting power and investment power and as to which she disclaims beneficial ownership; 168,605 shares held by Indiana Gas & Chemical Corporation as to which Mrs. George, as a director of Hulman and Company, may be deemed to share voting power and investment power; and 4,500 shares held by the Mary F. Hulman Charitable Trust - II as to which Mrs. George, as a co-trustee, may be deemed to share voting power and investment power and as to which she disclaims beneficial ownership.

(3) Includes 168,605 shares held by Indiana Gas & Chemical Corporation as to which Hulman and Company, as 62% owner of Indiana Gas & Chemical Corporation, may be deemed to share voting power and investment power.

(4) Includes 1,517,341 shares held by Hulman and Company as to which Mr. George, as a director of Hulman and Company, may be deemed to share voting power and investment power; 217,398 shares held by Rose-Hulman as to which Mr. George, as a member of the Rose-Hulman Investment Committee and the Board of Managers of Rose-Hulman, may be deemed to share voting power and investment power and as to which he disclaims beneficial ownership; 168,605 shares held by Indiana Gas & Chemical Corporation as to which Mr. George, as a director of Indiana Gas & Chemical Corporation, may be deemed to share voting power and investment power; and 781 shares held pursuant to the Indiana Energy, Inc. Directors' Restricted Stock Plan as to which Mr. George has sole voting power and no investment power.

(5) Laura K. George is the wife of Anton H. George, and the shares in question are those beneficially owned by Mr. George and described in footnote (4). Mrs. George disclaims beneficial ownership of all such shares.

(6) Includes 1,517,341 shares held by Hulman and Company as to which Ms. George, as a director of Hulman and Company, may be deemed to share voting power and investment power; and 168,605 shares held by Indiana Gas & Chemical Corporation as to which Ms. George, as a director of Hulman and Company, may be deemed to share voting power and investment power.

(7) Includes 1,517,341 shares held by Hulman and Company as to which Ms. George, as a director of Hulman and Company, may be deemed to share voting power and investment power; and 168,605 shares of Indiana Gas & Chemical Corporation as to which Ms. George, as a director of Hulman and Company, may be deemed to share voting power and investment power.

(8) Includes 1,517,341 shares held by Hulman and Company as to which Ms. George, as a director of Hulman and Company, may be deemed to share voting power and investment power; and 168,605 shares of Indiana Gas & Chemical Corporation as to which Ms. George, as a director of Hulman and Company, may be deemed to share voting power and investment power.

(9)  Less than 0.1%.

     ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     As a condition precedent to the obligation of IEI to consummate the acquisitions of Terre Haute Gas Corporation and Richmond Gas Corporation described in Item 3, each Reporting Person other than the Nettie B. Fendrich Trust and the Mary Hulman Descendants Trust executed and delivered a Standstill Agreement in the form of Exhibit 4 to the Original 13D. On June 20, 1994, the Nettie B. Fendrich Trust and the Mary Hulman Descendants Trust agreed in writing to be bound by the terms of the Standstill Agreement. The following brief summary of the terms of the Standstill Agreement is qualified in its entirety by reference to the Standstill Agreement which is incorporated herein by reference.

     Except for stock dividends or other distributions or offerings made to holders of IEI voting securities generally, or acquisitions approved by the Board of Directors of IEI, the Standstill Agreement prohibits the Reporting Persons from, directly or indirectly, acquiring voting securities of IEI if the effect of such acquisition would be to increase the aggregate voting power of all IEI voting securities owned by the Reporting Persons to more than 19.9% of the total combined voting power of all outstanding voting securities of IEI. The Standstill Agreement requires the Reporting Persons to be present or represented by proxy at all meetings of IEI shareholders and to vote voting securities owned by them either (at the election of the Reporting Persons) as recommended by the Board of Directors or in the same proportion as votes cast by the other holders of voting securities, except that the Reporting Persons will have the right to vote the voting securities owned by them in their discretion on certain significant or controversial matters otherwise requiring a shareholder vote including mergers, matters in which an outside party is soliciting proxies, matters altering the terms of existing stock or indebtedness, authorizing or creating indebtedness or preferred stock, changing quorum requirements, altering voting provisions, authorizing certain sales or acquisitions, and similar matters. If the Reporting Persons elect to vote at any meeting of the IEI shareholders in the same proportion as votes cast by the other holders of voting securities, they may send a representative to the meeting who will be permitted to vote the shares after the tabulation of the vote of the other shareholders. In addition, the Reporting Persons are prohibited from soliciting proxies or becoming a participant in a solicitation in opposition to the recommendation of a majority of the Board of Directors of IEI with respect to any matter and from joining a group for the purpose of acquiring, holding, voting or disposing of voting securities of IEI.

     The Standstill Agreement obligates IEI to cause one designee of the Reporting Persons (who is reasonably acceptable to IEI) to be elected to the Board of Directors of IEI at the first board meeting following the consummation of the acquisitions of Terre Haute Gas Corporation and Richmond Gas Corporation described in Item 3. Thereafter, IEI's nominating committee will recommend to IEI's Board of Directors one designee of the Reporting Persons (which is reasonably acceptable to IEI) to be included in the slate of nominees recommended by the Board at the annual meeting of shareholders of IEI at which the term of office of the Reporting Persons' designee expires. The Reporting Persons have informed IEI that Anton H. George is their designee and IEI has advised the Reporting Persons that Mr. George is acceptable to it. Mr. George is currently a director of IEI and Mr. George has served as such since 1990.

     In addition, subject to certain exceptions (including, among other things, gifts and sales regular way on a national securities exchange within the volume limits applicable to sales by affiliates subject to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act")) the Reporting Persons may not transfer or dispose of voting securities of IEI without first giving IEI the opportunity to purchase those securities either at the price specified in a bona fide offer for such securities or, if no such offer is outstanding, at a price equal to the average closing price of voting securities of IEI on the New York Stock Exchange--Composite Transactions for the fifteen business days ended five business days before IEI's exercise of its right to purchase. If IEI does not exercise this right to purchase or does not close the purchase within a specified time period, then the member of the Reporting Persons desiring to sell voting securities may, during a 60-day period, sell the voting securities (i) pursuant to the bona fide offer or, (ii) if there is no bona fide offer, in ordinary brokered transactions regular way on a national securities exchange or, subject to certain limitations, pursuant to a registration statement in an underwritten firm commitment public offering.

     Further, IEI is obligated to cause the voting securities held by the Reporting Persons to be registered under the Securities Act for secondary distribution during the term of the Standstill Agreement.

     The Standstill Agreement will terminate upon the earlier of July 31, 2000 or the date on which the Reporting Persons own in the aggregate voting securities representing less than five percent of the combined voting power of all outstanding voting securities of IEI.

     ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

                                            Page in Sequential
     Exhibit Description                     Numbering System
     -------------------                    ------------------
     1.   Agreement relating to filing
          of joint acquisition statements
          as required by Rule 13d-1(f)*

     2.   Escrow Agreement, dated July
          31, 1990, among IEI, IGCC,
          Merchants and Anton H. George
          as representative of the
          shareholders of IGCC

     3.   Escrow Agreement, dated July
          31, 1990, among IEI, Richmond
          Gas Corporation, Merchants and
          Anton H. George as representative
          of the shareholders of Richmond
          Gas Corporation

     4.   Standstill Agreement, dated
          July 31, 1990, among IEI and the
          shareholders identified therein

     5.   Written Agreements to be bound
          by Standstill Agreement*

* Filed as a part of this Amendment Three

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       INDIANA GAS & CHEMICAL CORPORATION



                                       By: Bill J. Ellis
                                           ------------------------------------
                                           Bill J. Ellis, Vice President


Date:  June 28, 1994

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       NETTIE B. FENDRICH TRUST



Date:  June 29, 1994                   By: /s/ Jack R. Snyder
                                           -------------------------------------
                                           Jack R. Snyder, Co-Trustee


                                       MARY HULMAN DESCENDANTS TRUST



Date:  June 29, 1994                   By: /s/ Jack R. Snyder
                                           ------------------------------------
                                           Jack R. Snyder, Co-Trustee


                                       ANTON HULMAN, JR. REAL ESTATE TRUST FOR
                                       THE BENEFIT OF THE DESCENDANTS OF ANTON
                                       HULMAN, JR.



Date:  June 29, 1994                   By: /s/ Jack R. Snyder
                                           ------------------------------------
                                           Jack R. Snyder, Co-Trustee

                                                                      SCHEDULE A


1.  REPORTING PERSONS

     The following table sets forth the name, business address, present principal occupation or employment and the name, principal business and address of any corporation or organization in which such employment is carried on of each Reporting Person. Each individual named below is a citizen of the United States of America; each corporation and each trust named below is organized under the laws of the State of Indiana.


                                                  Present Principal
           Name and Address                     Occupation or Business
           ----------------                     ----------------------

Mary F. Hulman                              Retired
Indianapolis Motor Speedway Corporation
4790 West 16th Street
Indianapolis, Indiana 46222

Mari H. George                              Mari H. George is Chairman of the
Indianapolis Motor Speedway Corporation     Board of Hulman and Company (wholesale
4790 West 16th Street                       grocery; baking powder manufacturing),
Indianapolis, Indiana 46222                 900 Wabash Avenue, P.O. Box 150, Terre
                                            Haute, Indiana 47807.

Hulman and Company                          Hulman and Company ("Hulman"), is
900 Wabash Avenue                           engaged in the wholesale grocery and
P.O. Box 150                                merchandise business, and in the
Terre Haute, Indiana 47807                  manufacture, distribution and sale of
                                            baking powder.  Hulman, through its
                                            subsidiaries, owns and manages two
                                            retail shopping centers and engages
                                            in the auto racing industry.

Anton H. George                             Anton H. George is President of
Indianapolis Motor Speedway Corporation     Hulman and Company (wholesale
4790 West 16th Street                       grocery; baking powder manufacturing),
Indianapolis, Indiana 46222                 and President of the Indianapolis Motor Speedway
                                            Corporation (auto racing), 4790 West
                                            Indianapolis, Indiana  46222.


Laura K. George                             Laura K. George is employed in the
Indianapolis Motor Speedway Corporation     accounting department of the
4790 West 16th Street                       Indianapolis Motor Speedway
Indianapolis, Indiana 46222                 Corporation (auto racing), 4790 W.
                                            16th St., Indianapolis, Indiana 46222.

Katherine M. George                         Katherine M. George is employed by
Myers Myers & Adams                         Myers Myers & Adams (advertising
938 N. Victoria Park Road                   agency), 938 N. Victoria Park Road,
Ft. Lauderdale, Florida 33309               Ft. Lauderdale, Florida 33309, and is
                                            a member of the Boards of Directors of
                                            Hulman and Company and the Indianapolis
                                            Motor Speedway Corporation.

Nancy L. George                             Nancy L. George is a member of the
Indianapolis Motor Speedway Corporation     Boards of Directors of Hulman and
4790 West 16th Street                       Company and the Indianapolis Motor
Indianapolis, Indiana 46222                 Speedway Corporation (auto racing),
                                            4790 West 16th Street, Indianapolis,
                                            Indiana 46222.

Terrell W. Gunter                           Terrell W. Gunter is employed by the
Indianapolis Motor Speedway Corporation     Indianapolis Motor Speedway
4790 West 16th Street                       Corporation (auto racing), 4790 West
Indianapolis, Indiana 46222                 16th Street, Indianapolis, Indiana
                                            46222.

M. Josephine George                         M. Josephine George is President of
Indianapolis Motor Speedway Corporation     Morris Plan of Terre Haute
4790 West 16th Street                       (industrial bank), 817 Wabash Avenue,
Indianapolis, Indiana 46222                 Terre Haute, Indiana 47808.  Ms.
                                            George is also a member of the Boards
                                            of Directors of Hulman and Company and
                                            the Indianapolis Motor Speedway Corporation
                                            (auto racing), 4790 West 16th Street,
                                            Indianapolis, Indiana 46222.

Steve Krisiloff                             Steve Krisiloff is employed by the
Indianapolis Motor Speedway Corporation     Indianapolis Motor Speedway
4790 West 16th Street                       Corporation (auto racing), 4790 West
Indianapolis, Indiana 46222                 16th Street, Indianapolis, Indiana
                                            46222.

Grace Hulman Descendants Trust for          Trust for the benefit of the
the benefit of the Descendants of           descendants of the grantor.
Grace Hulman
One Merchants Plaza,
Suite 600E
Indianapolis, Indiana 46255


Anton Hulman, Jr. Grandchildren Trust for   Trust for the benefit of the
the benefit of M. Josephine George          descendants of the grantor.
One Merchants Plaza, Suite 600E
Indianapolis, Indiana 46255

Anton Hulman, Jr. Real Estate Trust for     Trust for the benefit of the
the benefit of the descendants of Anton     descendants of the grantor.
Hulman, Jr.
One Merchants Plaza, Suite 600E
Indianapolis, Indiana 46255

Anton Hulman, Jr. Grandchildren Trust for   Trust for the benefit of the
the benefit of Katherine M. George          descendants of the grantor.
One Merchants Plaza, Suite 600E
Indianapolis, Indiana 46255

Anton Hulman, Jr. Grandchildren Trust for   Trust for the benefit of the
the benefit of Nancy L. George              descendants of the grantor.
One Merchants Plaza, Suite 600E
Indianapolis, Indiana 46255

Anton Hulman, Jr. Grandchildren Trust for   Trust for the benefit of the
the benefit of Anton H. George.             descendants of the grantor.
One Merchants Plaza, Suite 600E
Indianapolis, Indiana 46255

Grace Hulman Trust for the benefit of       Trust for the benefit of the
Mari H. George and the Children of Mari H.  descendants of the grantor.
George
One Merchants Plaza, Suite 600E
Indianapolis, Indiana 46255

Grace Hulman Estate Trust for the benefit   Trust for the benefit of the
of the Descendants of Grace Hulman          descendants of the grantor.
One Merchants Plaza, Suite 600E
Indianapolis, Indiana 46255

Grace Hulman Real Estate Trust for the      Trust for the benefit of the
benefit of the Descendants of Mari H.       descendants of the grantor.
George
One Merchants Plaza, Suite 600E
Indianapolis, Indiana 46255


Mary Hulman Descendants Trust               Trust for the benefit of the
One Merchants Plaza, Suite 600E             descendants of the grantor.
Indianapolis, Indiana 46255

Nettie B. Fendrich Trust                    Trust for the benefit of the
One Merchants Plaza, Suite 600E             descendants of the grantor.
Indianapolis, Indiana 46255

T. Rigasco Trust for the benefit of the     Trust for the benefit of the
Descendants of Anton Hulman, Jr.            descendants of the grantor.
One Merchants Plaza, Suite 600E
Indianapolis, Indiana 46255

Mary F. Hulman Charitable Trust - II        Trust for the benefit of the
c/o Jack R. Snyder                          descendants of the grantor.
One American Square, Box 82001
Indianapolis, Indiana 46282

J.R. Cloutier Trust                         Trust for the benefit of the
c/o Joseph A. Cloutier                      descendants of the grantor.
P.O. Box 341
Terre Haute, Indiana 47808

Rose-Hulman Institute of Technology         Rose-Hulman Institute of Technology
5500 Wabash Avenue                          is a private, tax-exempt, graduate
Terre Haute, Indiana 47803                  and undergraduate educational
                                            institution organized under the laws
                                            of Indiana.

Indiana Gas & Chemical Corporation          IGCC is currently in liquidation as
P.O. Box 268                                described in Item 3.  IGCC's former
Terre Haute, Indiana 47808                  principal business consisted of
                                            holding the shares of its operating
                                            subsidiary, Terre Haute Gas
                                            Corporation.  Prior to 1989, IGCC
                                            also engaged in the production and
                                            sale of metallurgical coke.



2.  DIRECTORS AND EXECUTIVE OFFICERS OF HULMAN AND COMPANY

       The following table sets forth the name, business address, title or position with Hulman and Company, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, of the directors and executive officers of Hulman and Company. Each executive officer and each director of Hulman and Company is a citizen of the United States of America.

The address of Hulman and Company is 900 Wabash Avenue, Terre Haute, Indiana, 47807. Except as otherwise noted, the business address of each person named below is Indianapolis Motor Speedway Corporation, 4790 West 16th Street, Indianapolis, Indiana 46222.


                                                             Present Principal
          Name and                 Position with               Occupation or
      Business Address           Hulman and Company              Employment
      ----------------           ------------------              ----------

Mary H. George                  Chairman of the Board   See above
                                of Directors

Anton H. George                 President, Director     See above

Margaret Burke                  Secretary               Secretary of Hulman and
Hulman and Company                                      Company
900 Wabash Avenue
Terre Haute, IN 47807

Jeffrey G. Belskus            Executive Vice            Executive Vice President
                              President and Treasurer   and Treasurer of Hulman
                                                        and Company and
                                                        Executive Vice President
                                                        and Treasurer of
                                                        Indianapolis Motor
                                                        Speedway Corporation
                                                        (auto racing)

Nancy L. George               Director                  See above

M. Josephine George           Director                  See above

Katherine M. George           Director                  See above
Myers Myers & Adams
938 North Victoria Park
 Road
Fort Lauderdale, FL 33309

Mary F. Hulman                Chairman Emeritus         See above


3. TRUSTEES AND EXECUTIVE OFFICERS OF ROSE-HULMAN INSTITUTE OF TECHNOLOGY

      The following table sets forth the name, business address, title or position with Rose-Hulman Institute of Technology, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, of the Board of Managers and executive officers of Rose-Hulman

Institute of Technology. Each executive officer and each member of the Board of Managers of Rose-Hulman Institute of Technology is a citizen of the United States of America. The address of Rose-Hulman Institute of Technology and, except as otherwise noted, the business address of each person named below is 5500 Wabash Avenue, Terre Haute, Indiana 47808.

                                    Position with              Present Principal
           Name and             Rose-Hulman Institute            Occupation or
       Business Address             of Technology                 Employment
- ------------------------------  ----------------------  -------------------------------
John V. Titsworth               Chairman of the Board   Retired.
                                of Managers

B. Guille Cox, Jr.              Vice Chairman of        Mr. Cox is an attorney with
Cox, Zwerner, Gambill &         Board of Managers       Cox, Zwerner, Gambill &
 Sullivan                                               Sullivan (law firm), P.O. Box
P.O. Box 1625                                           1625, Terre Haute, Indiana
Terre Haute, Indiana 47808                              47808.

Clyde F. Willian                Secretary of the Board  Mr. Willian works for Willian
Willian Brinks Olds Hofer       of Managers             Brinks Olds Hofer Gilson &
 Gilson & Lione                                         Lione (law firm), NBC Tower,
NBC Tower                                               455 North Cityfront Plaza
455 North Cityfront Plaza                               Drive, Suite 3600, Chicago,
 Drive                                                  Illinois 60611-5599.
Suite 3600
Chicago, Illinois 60611-5599

John N. Royse                   Treasurer of the Board  Mr. Royse is President and
Old National Bancorp            of Managers             Chief Operating Officer of Old
P.O. Box 718                                            National Bancorp, P.O. Box
Evansville, Indiana 47705                               718, Evansville, Indiana
                                                        47705.

Donald J. Almquist              Board of Managers       Retired.

James R. Baumgardt              Board of Managers       Mr. Baumgardt is Executive
Eli Lilly and Company                                   Director, Business Development
Lilly Corporate Center                                  of Eli Lilly and Company,
Indianapolis, Indiana 46285                             (Pharmaceutical manufacturer)
                                                        Lilly Corporate Center,
                                                        Indianapolis, Indiana 46285

Thomas W. Binford               Board of Managers       Mr. Binford is President of
Binford, Miles, Rodgers                                 Binford, Miles, Rodgers &
 & Associates                                           Associates (financial
One Indiana Square                                      consulting), One Indiana
Suite 2410                                              Square, Suite 2410,
Indianapolis, Indiana                                   Indianapolis, Indiana
46204-2013                                              46204-2013.

Walter S. Blackburn             Board of Managers       Mr. Blackburn is President of
Blackburn Associates                                    Blackburn Associates
Architects, Inc.                                        Architects, Inc., 3500 DePauw
3500 DePauw Blvd.                                       Blvd., Suite 311, Indianapolis,
Suite 311                                               Indiana 46268-1136.
Indianapolis, Indiana
46268-1136

Robert E. Bright                Board of Managers       Retired.

Harold D. Brown, Jr.            Board of Managers       Retired.

Wendell E. Carroll              Board of Managers       Retired.

Carl E. Ehrenhardt              Board of Managers       Retired.

Vern W. Fellows                 Board of Managers       Mr. Fellows is President of
B&A Electric/Electronics                                B&A Electric/Electronics
666 Walnut Street                                       (electronics), 666 Walnut
Terre Haute, Indiana 47807                              Street, Terre Haute, Indiana
                                                        47807.

William R. Fenoglio            Board of Managers        Retired.

Howard P. Freers               Board of Managers        Retired.

Anton H. George                 Board of Managers       See above.
Indianapolis Motor Speedway
 Corporation
4790 West 16th Street
Indianapolis, Indiana 46222

Mari H. George                  Board of Managers       See above.
Indianapolis Motor Speedway
 Corporation
4790 West 16th Street
Indianapolis, Indiana 46222

Gregory L. Gibson               Board of Managers       Mr. Gibson is President of
Retec                                                   Retec (waste disposal),
P.O. Box 868                                            P.O. Box 868, Terre
Terre Haute, Indiana 47808                              Haute, Indiana 47808.

Shelton Hannig                  Board of Managers       Retired.

Samuel W. Hart                  Board of Managers       Retired.

Dr. Samuel F. Hulbert           Board of Managers,      Dr. Hulbert is President of
                                President               Rose-Hulman Institute of
                                                        Technology.

Mary F. Hulman                  Board of Managers       See above.

Ernest G. Hurst                 Board of Managers       Mr. Hurst is Chairman of the
Hurst-Rosche, Inc.                                      Board of Hurst-Rosche, Inc.
1400 East Tremont Street                                (engineering firm), 1400 East
Hillsboro, Illinois 62049                               Tremont Street, Hillsboro,
                                                        Illinois 62049.

Howard H. Irvin                 Board of Managers       Mr. Irvin is President of
Howard H. Irvin Associates                              Howard H. Irvin Associates
150 N. Michigan Ave.                                    (engineering consulting firm),
Suite 2910                                              150 N. Michigan Ave., Suite
Chicago, Illinois 60601                                 2910, Chicago, Illinois 60601.

Tim R. Kelley                   Board of Managers       Retired.

E. Crone Knoy                   Board of Managers       Mr. Knoy works for Tank
Tank Industry Consultants,                              Industry Consultants, Inc.
Inc.                                                    (water tank and tower repair),
P.O. Box 24359                                          P.O. Box 24359, Indianapolis,
Indianapolis, Indiana  46224                            Indiana  46224

Andre B. Lacy                   Board of Managers       Mr. Lacy is Chairman,
Lacy Diversified Industries,                            President and Chief
Ltd.                                                    Executive Officer of Lacy
251 North Illinois                                      Diversified Industries, Ltd.
Suite 1800                                              (holding company), 251 North
Indianapolis, Indiana 46204                             Illinois, Suite 1800,
                                                        Indianapolis, Indiana 46204.

William T. Maddock              Board of Managers       Retired.

Alane Meis                      Board of Managers       Retired.

David C. Mitchell               Board of Managers       Mr. Mitchell works for
Leucadia National                                       Leucadia National
Corporation                                             Corporation (electric utility
5500 Mapleridge Drive                                   company), 5500 Mapleridge
Cincinnati, Ohio 45227                                  Drive, Cincinnati, Ohio
                                                        45227.

William B. Nicewanger           Board of Managers       Mr. Nicewanger is President
Business Telephone Systems                              of Business Telephone Systems
of America, Inc.                                        of America, Inc. (telephone
400 Dublin Avenue                                       system distributor), 400 Dublin
Suite 250                                               Avenue, Suite 250, Columbus,
Columbus, Ohio  43215                                   Ohio  43215.


Niles L. Noblitt                Board of Managers       Mr. Noblitt is Chairman of the
Biomet, Inc.                                            Board of Biomet, Inc.,
Airport Industrial Park                                 (orthopedics manufacturer),
P.O. Box 587                                            Airport Industrial Park, P.O.
Warsaw, Indiana 46580                                   Box 587, Warsaw, Indiana
                                                        46580.

J.T. Norman                     Board of Managers       Retired.

Michael W. Percopo              Board of Managers       Retired.


Jack Ragle                      Board of Managers       Mr. Ragle is President of
Ragle & Company, Inc.                                   Ragle & Company, Inc.
P.O. Box 537                                            (accounting firm), P.O. Box
Terre Haute, Indiana 47802                              537, Terre Haute, Indiana
                                                        47802.

James E. Rogers, Jr.            Board of Managers       Mr. Rogers is Chairman of the
PSI Energy                                              Board of PSI Energy (utility
1000 East Main Street                                   holding company), 1000 East
Plainfield, Indiana 46168                               Main Street, Plainfield, Indiana
                                                        46168.

Robert L. Royer                 Board of Managers       Retired.

William D. Schindel             Board of Managers       Mr. Schindel is President of
Applied Computing Devices,                              Applied Computing Devices,
Inc.                                                    Inc. (manufacturer of
100 North Campus Drive                                  telephone switching
Terre Haute, Indiana 47802                              equipment), 100 North
                                                        Campus Drive, Terre Haute,
                                                        Indiana 47802.

Donald W. Scott                 Board of Managers       Mr. Scott is President of
Sycamore Agency, Inc.                                   Sycamore Agency, Inc.
P.O. Box 1488                                           (insurance agency)
Terre Haute, Indiana 47808                              P.O. Box 1488
                                                        Terre Haute, Indiana  47808.

Robert Shattuck                 Board of Managers       Retired.

Harmon Shaw                     Board of Managers       Retired.

Donald E. Smith                 Board of Managers       Mr. Smith is President of
Terre Haute First National                              Terre Haute First National
Bank                                                    Bank, One First Financial
One First Financial Plaza                               Plaza, Terre Haute, Indiana
Terre Haute, Indiana 47807                              47807.

Carter P. Smith                 Board of Managers       Mr. Smith is President of
Mead Coated Board                                       Mead Coated Board (cardboard
950 E. Paces Ferry Road                                 box manufacturer), 950 E.
Suite 2075                                              Paces Ferry Road, Suite 2075,
Atlanta, Georgia 30326                                  Atlanta, Georgia 30326.

Delbert C. Staley               Board of Managers       Retired.


Michael D. Thomas               Board of Managers       Mr. Thomas is Director,
Ford Motor Company                                      Technical Strategy Office,
The American Road                                       at Ford Motor Company, The
Room 353                                                American Road, Room 353,
Dearborn, Michigan                                      Dearborn, Michigan 48121-1899.
 48121-1899

Robert L. Voges                 Board of Managers       Retired.

Alexander J. Vogl               Board of Managers       Mr. Vogl is Chairman of the
Wilton Corporation                                      Board of Wilton Corporation
300 South Hicks Road                                    (investment banking, financial
Palatine, Illinois 60067                                advisors), 300 South Hicks
                                                        Road, Palatine, Illinois 60067.

Dr. James R. Eifert             Vice President for      Dr. Eifert is Vice President
                                Academic Affairs and    for Academic Affairs and Dean
                                Dean of Faculty         of Faculty for Rose-Hulman
                                                        Institute of Technology.

Dr. Robert J. Fecher            Vice President for      Dr. Fecher is Vice President
                                Administration and      for Administration and Finance
                                Finance                 for Rose-Hulman Institute of
                                                        Technology.

Dr. A.T. Roper                  Vice President for      Dr. Roper is Vice President
                                Planning and Data       for Planning and Data Systems
                                Systems                 for Rose-Hulman Institute of
                                                        Technology.

Dr. Jess Lucas                  Vice President for      Dr. Lucas is Vice President for
                                Student Affairs and     Student Affairs and Dean of
                                Dean of Students        Students for Rose-Hulman
                                                        Institute of Technology.

Ronald G. Reeves                Vice President for      Mr. Reeves is Vice President
                                Development and         for Development for Rose-
                                External Affairs        Hulman Institute of
                                                        Technology.

Charles Howard                  Dean of Admissions      Mr. Howard is Dean of
                                                        Admissions for Rose-Hulman
                                                        Institute of Technology.


4.  DIRECTORS AND EXECUTIVE OFFICERS OF INDIANA GAS & CHEMICAL CORPORATION

     The following table sets forth the name, business address, title or position with Indiana Gas & Chemical Corporation, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, of the directors and executive officers of Indiana Gas & Chemical Corporation. Each executive officer and each director of Indiana Gas & Chemical Corporation is a citizen of the United States of America. The address of Indiana Gas & Chemical Corporation and, except as otherwise noted, the business address of each person named below is P.O. Box 268, Terre Haute, Indiana 47808.



                                    Position with             Present Principal
           Name and                 Indiana Gas &               Occupation or
       Business Address          Chemical Corporation            Employment
       ----------------          --------------------            ----------

Edgar C. Cox                    President, Director     President of Indiana Gas &
                                                        Chemical Corporation (in
                                                        liquidation)

Bill J. Ellis                   Vice-President,         Mr. Ellis is employed in the
                                Secretary, Treasurer,   Human Resources department of
                                Director                Hulman and Company and is
                                                        Vice President, Secretary and
                                                        Treasurer of Indiana Gas &
                                                        Chemical Corporation (in
                                                        liquidation)

Charles W. Metzger              Director                Retired

Anton H. George                 Director                See above
Indianapolis Motor Speedway
  Corporation
4790 West 16th Street
Indianapolis, Indiana 46222


                                      A-12